 Exhibit E
EXECUTION VERSION
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH IDENTIFIED INFORMATION HAS BEEN REPLACED WITH “[***]”.
Dated as of May 22, 2024
Second Amended and Restated
Master Fiscal Agency Agreement
between
The State of Israel
Computershare Inc.
Computershare Trust Company, N.A.

SECOND AMENDED AND RESTATED MASTER FISCAL AGENCY AGREEMENT (this “Agreement”), dated as of May 22, 2024, between the State of Israel (the “State” or “Israel”) and Computershare Inc. and its affiliate Computershare Trust Company, N.A. (collectively “Computershare” or individually “CI” and “CTCNA”, respectively).
WHEREAS, on February 3, 2010, the parties hereto entered into a Master Fiscal Agency Agreement (the “2010 Agreement”), pursuant to which the State appointed Computershare as fiscal agent, registrar, and transfer agent with respect to its bonds to be offered through the Financial Corporation, as hereinafter defined (collectively, the “Bonds”) and Computershare accepted such appointment; and
WHEREAS, on December 24, 2013, the parties hereto entered into an Amended and Restated Master Fiscal Agency Agreement (the “2013 Agreement” and together with the 2010 Agreement, the “Original Agreements”), pursuant to which the State reappointed Computershare as fiscal agent, registrar, and transfer agent with respect to the Bonds and Computershare accepted such appointment; and
WHEREAS, on the date hereof, the parties hereto have agreed to hereby amend and restate the terms of the 2013 Agreement in their entirety; and

WHEREAS, the State and Computershare desire to enter into this Agreement with respect to the issuance by the State from time to time of Bonds, each Series to be in the principal amount and currencies and with the terms and conditions as provided in its respective Supplement, as hereinafter defined; and
NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth in this Agreement, including the services set forth in Schedule 1 hereto (the “Services”), it is agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.01   Definitions.   The following terms shall have the meanings assigned to them in this Agreement as follows:
“Account” shall mean the account of each Bondholder which reflects the bond or bonds held by such Bondholder, outstanding funds, or reportable tax information.
“Activity Date” shall mean, with respect to any of the Services hereunder, the date on which the Fiscal Agent provided such Service or engaged in any activity or action, whether manually or electronically, pursuant to or which relates, directly or indirectly, to any of the Fiscal Agent’s duties under this Agreement, including, without limitation, the payment, receipt, movement or processing of funds, the issuance, redemption, repurchase or making of any payments with respect to any Bonds, and any notice, inquiry, correspondence, communication, contact or event in furtherance of the aforementioned duties or the Services hereunder.
“Affiliate” means, in relation to any person (a) any entity controlled, directly or indirectly, by the person, (b) any entity that controls, directly or indirectly, the person or (c) any entity directly or indirectly under common control with the person, where “control” of any entity or person means (i) ownership of 10% or more of the voting power of the entity or person that may be exercised to elect the majority of the board of directors or other governing body of the entity or person, or (ii) any direct or indirect influence that, if exercised, would result in control in fact of the entity or person.
“Agreement” shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed in accordance with Section 9.02.
“Appointment Date” shall mean May 22, 2024.
“Approved Bank Deposits” shall have the meaning specified in Section 7.02(a).
“Approved External Bank” means, at any time, a bank or bank branch (a) that carries on business in the United States of America, (b) that is not an Affiliate of the Fiscal Agent, (c) that has been proposed by the Fiscal Agent to the State as an Approved External Bank, (d) that, at or prior to such time, is approved in writing by the State as an Approved External Bank, and (e) where such bank or bank branch has previously been approved in writing by the State as an Approved External Bank, in respect of which the State has not delivered to the Fiscal Agent, at or prior to such time, a notice in writing terminating such approval.
“Bondholder,” “holder,” “owner” or any similar term shall mean, with respect to any Bond, the person or entity the name of whom or which shall be inscribed on the Bond Register as the owner of the Bond.
“Bondholder Data” shall mean all information maintained on the records database of the Fiscal Agent concerning Bondholders, including all individual, collective and statistical information.
“Bond Register” shall have the meaning specified in Section 2.12.
“Bonds” shall mean the bonds described in the recitals hereto.
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which the Fiscal Agent is authorized or required by law to be closed in the United States.
“Code” shall mean the United States Internal Revenue Code of 1986, as heretofore or hereafter amended.
“Defaulted Interest” shall mean any interest not paid when due.

“Definitive Bonds” shall have the meaning stated in Section 2.03(a).
“Deposited Cash” shall have the meaning stated in Section 7.01(a).
“Direction of the Financial Corporation” shall mean a written direction signed in the name of a Financial Corporation by its President, Executive Vice President, Vice President or General Counsel, or such other persons as may be designated with respect to such Financial Corporation in a Direction of the State.
“Direction of the State” shall mean a written direction signed in the name of the State by its Minister of Finance, a representative of the State designated by an instrument in writing and signed by its Minister of Finance, or by the Head of Israel Economic Mission for the Western Hemisphere of the Ministry of Finance, or any other person duly authorized by the State as specified to the Fiscal Agent by the Minister of Finance or by a representative designated as hereinbefore provided by the Minister of Finance. Any Direction of the State or of the Financial Corporation may be expressed in general terms and need not be limited to any particular matter or transaction.
“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, or any comparable legislation then in effect at the time of determination, and any Individual Retirement Account, Roth Individual Retirement Account, Keogh or H.R. 10 Plan, as defined herein, or, subject to the approval of the State, a plan or fund, if any, irrespective of its location or place or organization, determined by the State to be a comparable plan or fund.
“External Bank Account” means a separate account established by Computershare (or its Affiliate, Computershare Trust Company of Canada at the direction of Computershare) with an Approved External Bank (i) under an account name, as shown in the records of, and account statements issued by, the Approved External Bank, in the name of Computershare (or its Affiliate, Computershare Trust Company of Canada) in trust for the State, and (ii) with Computershare (or its Affiliate, Computershare Trust Company of Canada) in trust for the State identified as the accountholder in respect of such account in the records of, and account statements issued by, the Approved External Bank, provided that such account name or the name of such accountholder may also include information identifying the purpose or purposes for which such account was established. The External Bank Account shall be established such that it is segregated from the general funds of the Fiscal Agent and not deemed to be an asset of the Fiscal Agent.
“Financial Corporation” shall mean Development Corporation for Israel (“DCI”), or any successor to DCI designated in a Direction of the State.
“Fiscal Agent” shall mean Computershare, any Affiliate of Computershare retained by Computershare as permitted under Section 9.04, and any successor or successors to Computershare which may become fiscal agent pursuant to Section 6.05 and/or 6.06.
“Government Securities” shall have the meaning stated in Section 7.02(a).
“Individual Retirement Account” or “IRA” shall mean an individual retirement, tax-deferred plan established by an employee under Section 408 of the Code or any comparable legislation in effect at the time of determination.
“Interest Payment Date” shall mean, with respect to each installment of interest due on an interest-bearing Bond, the date specified in such Bond as the fixed date on which such installment of interest is due and payable.
“Israel” or “State” shall mean the State of Israel.
“Issue Date” shall mean, with respect to each Bond, the Issue Date specified on such Bond.
“Issue Price” shall mean, with respect to non interest-bearing Bonds, the price at which such Bond is deemed issued pursuant to Section 1273 of the Code and applicable regulations promulgated thereunder, or any comparable legislation in effect at the time of determination.
“Keogh Plan” or “H.R. 10 Plan” shall mean a retirement plan established by a self-employed individual that satisfies or is intended by its terms to satisfy the applicable requirements of the Code.

“Maturity Amount” shall mean as to each non interest-bearing Bond the denomination thereof.
“Paying Agents” shall have the meaning stated in Section 7.03(a).
“Principal Amount” shall mean as to each interest-bearing Bond the denomination thereof.
“Redemption Price” shall mean, for interest-bearing Bonds, a price equal to the Principal Amount thereof and accrued and unpaid interest thereon to the redemption or repurchase date, and for non interest-bearing Bonds, the Issue Price for such Bond as adjusted as of the redemption or repurchase date pursuant to the provisions of Section 1272 of the Code and applicable regulations promulgated thereunder, or any comparable legislation in effect at the time of determination.
“Regular Record Date” for the interest payable on any Interest Payment Date with respect to any interest-bearing Bond shall mean the date specified as the record date therefor in the applicable Supplement.
“Roth IRA” shall mean an individual retirement account within the meaning of Section 408A(b) of the Code.
“Sales Period” shall mean with respect to a Tranche or Series of Bonds, such period, if any, as defined in the applicable Supplement for such Bonds.
“Series” shall mean a Tranche of Bonds together with any further Tranche or Tranches whose terms are set forth in a single Supplement, which may be amended from time to time. Bonds of a Series shall (a) have identical terms, except that their respective Issue Dates, interest commencement dates, Interest Payment Dates (if applicable), and/or maturity dates may differ from Tranche to Tranche, and (b) be treated as a separate and distinct class of securities.
“Services” shall mean the services described in the recitals hereto.
“Special Record Date” for the payment of any Defaulted Interest shall mean the date fixed by the Fiscal Agent pursuant to the provisions of the interest-bearing Bond and Section 2.02(c).
“Supplement” shall mean a supplement to this Agreement setting forth the terms and designation of a Series of Bonds. Any supplement to the Original Agreements that relates to an existing issue of Bonds shall be deemed a “Supplement” hereunder and shall constitute together with this Agreement, one instrument.
“Tranche” shall mean Bonds of the same Series which are identical in all respects, including, without limitation, Issue Date, interest commencement date, Interest Payment Dates (if applicable) and/or maturity date.
Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.
ARTICLE II
THE BONDS
Section 2.01   Authorization and Amount.   The name of each Series of Bonds and the aggregate principal amount of such Series which may be countersigned, delivered and outstanding will be as set forth in the Supplement relating to such Series.
Section 2.02   Description of Bonds.
(a)   The Bonds shall be issuable only in registered form without coupons, and, upon original subscription, in such minimum denomination as may be set forth in the applicable Supplement. The Bonds shall be numbered and lettered in such manner as shall be satisfactory to the State.
(b)   The Issue Date of each Bond shall be specified on such Bond or in the Bond Register.
(c)   For interest-bearing Bonds:
(i)   payments of interest shall be made in accordance with the provisions of the Bond and the applicable Supplement;

(ii)   interest on the Bonds shall be computed on the basis of a 365-day year, actual number of days elapsed, unless otherwise specified in the applicable Supplement; and
(iii)   with respect to payment of Defaulted Interest:
(A)   The State shall notify the Fiscal Agent in writing of the amount of Defaulted Interest proposed to be paid on each Bond and the date of the proposed payment, and at the same time the State shall deposit into an External Bank Account an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Fiscal Agent for such deposit prior to the date of the proposed payment.
(B)   Thereupon, the Fiscal Agent shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than ten (10) days and not less than five (5) days prior to the date of the proposed payment and not less than five (5) days after the receipt by the Fiscal Agent of the notice of the proposed payment. The Fiscal Agent shall promptly notify the State of such Special Record Date and, in the name and at the expense of the State, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid (or as otherwise permitted by applicable regulations), to each holder at his address as it appears in the Bond Register, not less than five (5) days prior to such Special Record Date.
(C)   Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Bonds are registered on the Bond Register on such Special Record Date.
Section 2.03    Definitive and Temporary Bonds; Subscription Receipts; Book-Entry Facility.
(a)   Purchasers of Bonds shall not be entitled to receive certificated Bonds in a definitive form (“Definitive Bonds”), unless specifically requested in accordance with the terms of the Bonds. In accordance with Section 2.12, the Fiscal Agent shall create a book-entry facility for each Series of Bonds, whereby each owner of Bonds shall be registered. The Fiscal Agent shall deliver to the purchaser and owner of each book-entry Bond (by first-class, postage prepaid mail, or as otherwise permitted by applicable regulations or as specified in a Direction of the State), a confirmation that the owner has been so listed. Holders of such book-entry Bonds shall have all the rights and obligations of Bondholders hereunder.
(b)   Definitive Bonds shall be substantially in the form attached hereto as Schedule 2, all provisions of which are expressly incorporated into and made a part of this Agreement and of each Bond, whether issued as Definitive Bond or in book-entry form. All Definitive Bonds will bear the restricted legends set forth in Schedule 2 and may have such appropriate insertions, omissions, variations or substitutions as are required or permitted by, and not inconsistent with, this Agreement. Definitive Bonds may also have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be approved by the Fiscal Agent or required to comply with the securities laws of any jurisdiction, or the rules and regulations of any securities exchange upon which the Bonds may be listed, or any other regulatory authority, or to conform with any usage with respect thereto. The Definitive Bonds may be engraved, printed, lithographed, or prepared by any other process as determined by a Direction of the State.
(c)   Pending the preparation of Definitive Bonds, the State may execute and issue in lieu thereof temporary Bonds in substantially the form of the Definitive Bonds. Such temporary Bonds may be exchanged for an equal aggregate amount of Definitive Bonds of authorized denominations when such Definitive Bonds are prepared and ready for delivery upon surrender of such temporary Bonds at the principal office of the Fiscal Agent in Canton, Massachusetts, or such other office as indicated by the Fiscal Agent.
(d)   Pending the preparation of Definitive Bonds, and in lieu of the issuance of temporary Bonds as provided in Section 2.03(c), the State may cause to be issued to subscribers a non-transferable receipt to the effect that a Definitive Bond or Definitive Bonds, when available for issuance, will be issued to the person named in said receipt, in the denomination or denominations specified therein.
Section 2.04   Provisions as to the Bonds.   Except as otherwise provided in the terms of the Bonds or in the applicable Supplement, the following provisions shall apply:
(a)   The Bonds shall be issuable to any person or entity.
(b)   The Bonds may be registered or exempt from registration (with the United States Securities and Exchange Commission (“SEC”), the securities commission of any Canadian province, or any other US or non-US authority) as the case may be and the terms of the issuance may include limitations on purchases and transfers.
(c)   The Bonds may be issued in US dollars, Canadian dollars, Euros, British pound sterling or other currencies as set forth in the applicable Supplement. If the applicable Supplement allows for Bonds denominated in one currency to be purchased with a different currency, the Fiscal Agent shall exchange the received funds (provided it is in a currency the Fiscal Agent can accept) for the applicable currency in accordance with Section 3.01(d), without any additional fees charged to the purchaser. All subscription payments for Bonds shall be directed to the respective External Bank Account designated by the Fiscal Agent for each of the currencies in which such subscription payments may be denominated. Any subscription payment for Bonds in whatever form that may be received by the Fiscal Agent in any manner otherwise than by direct deposit into the External Bank Account designated to receive such subscription payment, shall be immediately deposited by the Fiscal Agent into such External Bank Account.
(d)   The Bonds shall be non-transferable and non-assignable, except as otherwise provided in the applicable Supplement, and except that any Bond may be transferred to the State. The State may, at any time or from time to time, by a Direction of the State, provide for the further transferability and assignability of the Bonds without the need for a new Supplement to reflect such further transferability and assignability of the Bonds.
(e)   Whenever a Bond is proposed to be transferred, the transferor of the Bond shall deliver a written instrument of transfer and such other documents required by the State or the Fiscal Agent transferring such Bond to permissible transferees (such instrument of transfer to be in form approved by the Fiscal Agent and to be executed by the owner of such Bond as recorded in the Bond Register), including the presentation and surrender of any Definitive Bond. The State and the Fiscal Agent may require any additional documentation or information that either may deem necessary to process the proposed transfer, as permitted under the terms of the Bonds and the procedures agreed between the Fiscal Agent and the State and specified in a Direction of the State, and any proposed transfer shall be effective only upon the approval thereof by the State and the Fiscal Agent, in the State’s sole discretion. Upon approval of a proposed transfer, the Fiscal Agent shall register such transfer on the Bond Register; or, in the case of Definitive Bonds, the State may execute, and in such event the Fiscal Agent may countersign, a new Definitive Bond of like tenor and having the same Issue Date and Principal Amount as the Definitive Bond transferred, or may evidence the new ownership by endorsement on the Definitive Bond or by such other method as the State and the Fiscal Agent may deem desirable.
(f)   With respect to each outstanding Bond, the State and the Fiscal Agent may deem and treat the Bondholder whose name appears on the record books of the Fiscal Agent as the owner of such Bond, as the absolute owner of such Bond for the purpose of receiving payment thereof, interest thereon or on account thereof, if any, and for all other purposes, whether or not such Bond shall be overdue, and neither the State nor the Fiscal Agent shall be affected by any notice to the contrary.
(g)   The Fiscal Agent shall cancel any Bond surrendered to it by the State for exchange or cancellation and, if so directed, shall deliver a new Bond or Bonds in exchange therefor in accordance with Section 2.04(e). Such action shall be taken upon a Direction of the State, directing such cancellation and, if applicable, requesting such delivery of new Bonds in exchange therefor.
(h)   In addition to the State’s right to redeem Bonds Pursuant to Article V, the State may purchase any Bond or Bonds of any Tranche or Series (in whole or in part) at any time or from time to time, at such terms and under such conditions as may be determined by the State. Any Bond or Bonds purchased by or on behalf of the State pursuant to this paragraph (i) shall be purchased from a Bondholder or Bondholders willing to sell such Bond or Bonds on the terms and conditions determined by the State in respect of such purchase and (ii) may be held or resold by the State, or surrendered to the Fiscal Agent for cancellation in accordance with Section 2.04(g). For the avoidance of doubt, the State’s purchase of any Bond or Bonds pursuant to this paragraph shall not be deemed a redemption under Article V.
Section 2.05   Redemption of Bonds by State at Request of Bondholder in Certain Circumstances.
(a)   In addition to redemptions pursuant to Article V, the State shall redeem the Bonds at the Redemption Price under the following circumstances: (i) upon the death of any natural person who was the original registered owner of the Bond or, in the event there is more than one original registered owner of the Bond, upon the death of the last surviving original registered owner where such original registered owner(s) contributed the Bond to a trust of which the original registered owner(s) is(are) the sole beneficiary(ies); provided that the obligation of the State to redeem upon death shall cease and terminate and shall not apply when the Bond is owned by a transferee or assignee; (ii) upon the death of any natural person who owned such Bond through an IRA, Roth IRA or Keogh or H.R. 10 Plan; provided that the State may suspend or terminate the obligations to redeem on death set forth in clauses (i) and (ii) of this paragraph if, in the opinion of the State, a material number of these persons shall have died as a result of war, epidemic, catastrophe of nature or other disaster; or (iii) upon the termination of any Employee Benefit Plan which owned such Bond; unless, in the case of an IRA, Roth IRA or a Keogh or H.R. 10 Plan, the beneficiary or administrator of such plan advises the State or the Financial Corporation that it intends to transfer such Bond to another plan in a “rollover” transaction, as such term is defined in Section 402 of the Code, within the time limit prescribed for such “rollover”. In the event of a redemption of Bonds pursuant to clauses (i)  — (iii) of this paragraph, the State shall effectuate such redemption not later than one hundred twenty (120) days (or such other number of days as may be stated in the terms of the Bond or in the applicable Supplement) after delivery of a written demand and accompanying transfer documents to the principal office of the Fiscal Agent in Canton, Massachusetts, or such other office as indicated by the Fiscal Agent, together with the instruments required by Section 2.05(b).
(b)   All Bonds redeemed pursuant to this Section 2.05 shall be accompanied by a written instrument of transfer in a form approved by the Fiscal Agent and such other documents required by the State or the Fiscal Agent.
(c)   Upon the redemption of any Bond for purchase by the State pursuant to this Section 2.05, the Fiscal Agent shall notify the State and the Financial Corporation in writing of such redemption and shall keep a current record, in full detail, of such redemption and shall make such record available to the State and the Financial Corporation.
(d)   All Bonds redeemed by the State pursuant to this Section 2.05 shall be held by the Fiscal Agent subject to the Direction of the State.
(e)   The Fiscal Agent shall at any time cancel and retire any Bond surrendered to it by the State for retirement if a Direction of the State directing such cancellation and retirement is delivered to the Fiscal Agent.
Section 2.06   Exchanges, Split-ups.
(a)   Unless otherwise requested in a Direction of the State, no split-up, or exchange for smaller denominations, of any Bond which has been issued upon original subscription in the minimum denomination set forth in the applicable Supplement or designated for redemption shall be permitted. All other exchanges and split-ups of Bonds shall be subject to such reasonable regulations and restrictions as the Fiscal Agent and the State may prescribe.
(b)   Each new Bond or Bonds delivered in exchange for any other Bond or Bonds shall carry all the rights to interest accrued and unpaid and to accrue which were carried by such other Bond or Bonds, if any.
(c)   All Definitive Bonds surrendered by the holders thereof for transfer or exchange, against which new Bonds are issued, shall be cancelled by the Fiscal Agent and delivered or disposed of upon a Direction of the State.

Section 2.07   Charges to Bondholders upon Transfers, Purchases by State, Exchanges and Split-ups.   Any exchange of temporary Bonds for Definitive Bonds pursuant to Section 2.03, any transfer of Bonds to a permissible transferee and any redemption of Bonds by the State pursuant to Section 2.05, and any exchange or split-up of Bonds pursuant to Section 2.06, shall be effected without charge to the Bondholder, except the payment of any stamp taxes or other governmental charges incident thereto, or as otherwise agreed in writing between the State and the Fiscal Agent or in a Direction of the State.
Section 2.08   Co-Owners of Bonds; Bonds Held by Minors.
(a)   If any Bond shall have been issued in the names of more than one holder, the State or the Fiscal Agent, upon any transfer or surrender of said Bond pursuant to any provision of this Agreement (whether or not expressly required by such provision), may require the signature or confirmation of all such holders, or, in the case of payment thereof, make payment in the names of all such holders.
(b)   Bonds shall not be issued in the name of a minor, either individually or as a joint or co-owner. However, if any Bonds shall have been mistakenly issued in the name of a minor or in the names of a minor together with any other person, the State or the Fiscal Agent, upon any transfer or surrender of such Bond pursuant to any provision of this Agreement (whether or not expressly required by such provision) may act with respect to the minor upon the signature or confirmation of the legal guardian of said minor, or, in the event that no such legal guardian has been appointed, then upon the signature or confirmation of the parent or head of the household in which the minor resides, provided that such parent or head of household also executes such other documents as may be required by the State or the Fiscal Agent. For the avoidance of doubt, the Fiscal Agent shall not be responsible for determining whether a purchaser or a holder of a Bond is a minor.
Section 2.09   Mutilated, Lost, Stolen or Destroyed Bonds.   If any Definitive Bond shall be mutilated, lost, stolen or destroyed (including any Definitive Bond mutilated, lost, stolen or destroyed prior to the delivery thereof by the Fiscal Agent to the owner), then, upon the production of such mutilated Definitive Bond, or upon the receipt of evidence satisfactory to the State and the Fiscal Agent of the loss, theft or destruction of such Definitive Bond, and upon receipt also of an open penalty surety bond satisfactory to the Fiscal Agent and the State and holding the Fiscal Agent and the State harmless, and absent notice to the Fiscal Agent that such Bonds have been acquired by a bona fide purchaser, the Fiscal Agent may, at its option and with the approval of the State, issue replacement Bonds therefor. If so requested by the State, the Fiscal Agent shall accept indemnification from the State to issue replacement Bonds for those Bonds alleged to have been lost, stolen or destroyed in lieu of an open penalty surety bond.
The State in its discretion (evidenced by a Direction of the State delivered to the Fiscal Agent) may execute, and thereupon the Fiscal Agent shall countersign and deliver, in accordance with Section 2.04(e), a new Definitive Bond of like tenor in exchange for, and upon cancellation of, the mutilated Definitive Bond or in lieu of the Definitive Bond so lost, stolen or destroyed; or, if any such lost, stolen or destroyed Definitive Bond shall have matured or be about to mature, instead of issuing a substituted Definitive Bond, upon receipt of a Direction of the State, the Fiscal Agent may pay the same. Any new Definitive Bond issued under this Section in lieu of any Definitive Bond alleged to have been lost, stolen or destroyed shall constitute an original contractual obligation of the State, whether or not the Definitive Bond alleged to have been lost, stolen or destroyed be at any time enforceable by anyone; and such new Definitive Bond shall be entitled to the benefits of this Agreement equally and ratably with all other Bonds issued hereunder. The State and the Fiscal Agent, in their discretion, may place upon any such new Definitive Bond a distinguishing mark or a legend to comply with the rules of any securities exchange or to conform to any usage with respect thereto, or for any other reason or purpose, but such mark or legend shall in no respect affect the validity of such new Definitive Bond. Unless otherwise determined by the State, all expenses in connection with procuring such indemnity and with the preparation, execution, countersigning and delivery of a new Definitive Bond shall be borne by the person claiming ownership of the Definitive Bond mutilated, destroyed, stolen or lost (except in respect of any Definitive Bond mutilated, destroyed, stolen or lost prior to the delivery thereof by the Fiscal Agent to the owner, for which evidence satisfactory to the State and the Fiscal Agent shall have been received).
Section 2.10   Execution of Definitive Bonds.   Definitive Bonds shall be executed on behalf of the State with the signatures of its Prime Minister and its Minister of Finance, or of the Head of Israel Economic Mission for the Western Hemisphere of the Ministry of Finance, any of which may be manual or facsimile, and shall bear the State Seal or State Emblem or a facsimile of either. The State may use the signature of any person who shall have been its Prime Minister, Minister of Finance or the Head of Israel Economic Mission for the Western Hemisphere of the Ministry of Finance or, in the case of Bonds issued under the Original Agreements, of any person who shall have been its the Chief Fiscal Officer or the Deputy Chief Fiscal Officer of the Ministry of Finance for the Western Hemisphere, at any time notwithstanding the fact that such person may have ceased to hold such office at the time when the Definitive Bonds shall actually be countersigned and issued as herein provided or may have assumed such office after the date shown on the Definitive Bonds. To the extent the signature(s) held by the Fiscal Agent in its records pursuant to this Section 2.10 need to be revised or replaced, the State will instruct the Fiscal Agent to do so in a Direction of the State.
Section 2.11   Validation by Fiscal Agent.   Only such Bonds as shall be validated by an authorized officer of the Fiscal Agent (either by delivery of an official confirmation in the case of book-entry Bonds pursuant to Section 2.03(a), or by manually countersigning the Bonds in the case of Definitive Bonds) shall be issued as herein provided. Such validation by an authorized officer of the Fiscal Agent upon any outstanding Bond shall be conclusive evidence that such Bond has been duly issued hereunder. No representation shall be implied from such validation other than the representation that the Fiscal Agent has not validated Bonds in excess of the aggregate principal amount provided in the applicable Supplement, or Bonds issued in substitution therefor or in replacement thereof as herein provided.
Section 2.12    Registration, Registration of Transfer or Exchange.
(a)   The State shall cause to be kept a register for each Series of Bonds, (the “Bond Register”). The State shall provide for the registration of Bonds and of permissible transfers and exchanges of Bonds, and may appoint one or more Bond Registrars. The Fiscal Agent is hereby appointed the initial Bond Registrar for the purpose of registering Bonds and transfer and exchanges of Bonds as herein provided.
(b)   The Fiscal Agent shall not be required (i) to issue or register the transfer or exchange of any Bond during the period beginning at the opening of fifteen (15) Business Days before the day of mailing of notice of redemption of Bonds selected for redemption under Section 5.02 and ending at the close of business on the day of such mailing or (ii) to register the transfer or exchange of any Bonds so selected for redemption, in whole or in part, except the unredeemed portion of Bonds being redeemed in part.
Section 2.13    External Bank Accounts.
(a)   The Fiscal Agent shall designate the purpose or purposes of each External Bank Account by giving written notice to the State of the purpose or purposes of each such External Bank Account (i) on the date of this Agreement, in the case of each External Bank Account established on or before the date of this Agreement, or (ii) promptly after the date an External Bank Account is established, in the case of each External Bank Account established after the date of this Agreement. The Fiscal Agent agrees that the name of each External Bank Account and the accountholder of each such account may not be changed except with the prior written consent of the State. At least ten (10) Business Days prior to the effective date of the closing or other termination of an External Bank Account, the Fiscal Agent shall give written notice to the State of the closing or other termination of such External Bank Account and of the External Bank Account, if any, designated by the Fiscal Agent to assume the purpose or purposes of the External Bank Account that will be closed or terminated.
(b)   All funds deposited in, withdrawn from or held in an External Bank Account with respect to a Series of Bonds may be pooled with other funds held in one or more other External Bank Accounts in order to earn for the benefit of the State compensation on such funds at the rate agreed upon by the State and the Fiscal Agent pursuant to this Agreement and the Fee Letter, provided that all such funds pooled as aforementioned will be held in a designated External Bank Account. All deposits and withdrawals relating to a particular Tranche or Series of Bonds shall be recorded by the Fiscal Agent in its internal trust account or other books and records established by it for the relevant Tranche or Series of Bonds.
ARTICLE III
ISSUE OF BONDS
Section 3.01   Procedures on Issuance.   Except as otherwise provided in Article II, Bonds shall be issuable hereunder only as follows:

(a)   Prior to the issuance of any Bonds of a Series, the State and the Fiscal Agent shall have executed the applicable Supplement, and the Fiscal Agent shall have received such opinions and certificates as the Fiscal Agent may reasonably request, including, if applicable, certificates with respect to Code Sections 1272 and 1273.
(b)   The Fiscal Agent shall, from time to time, issue Bonds in such authorized denominations and in such principal amounts as shall be specified in Directions of the Financial Corporation, but the aggregate amount of Bonds of such Series shall not exceed the aggregate principal amount set forth in the applicable Supplement, excluding Bonds validated pursuant to Section 2.09.
(c)   Subscriptions for the Bonds shall be made in accordance with regulations prescribed by the Financial Corporation on subscription forms (the general form of which shall have been approved by the State, the Fiscal Agent and the Financial Corporation), in each case appropriately completed and executed and accompanied by the subscription price. A subscription shall be deemed to have been accepted as of the date upon which the completed subscription forms and the purchase price are actually received in form acceptable to the Fiscal Agent or to the Financial Corporation on behalf of the Fiscal Agent. In the case of Bonds issued pursuant to a non-public offering, the subscription form shall include such representations as are necessary to ensure that the issuance of the Bonds is exempt from any applicable registration or prospectus requirement under applicable securities legislation.
(d)   If the subscription price of any Bonds is paid in a currency other than the currency in which the Bonds are to be issued, the Fiscal Agent will convert the subscription price and execute the purchase of required currency funds at the prevailing rate of exchange on the date of its receipt of the subscription price or, if it is not practicable for the Fiscal Agent to purchase the required currency on such date of receipt, then it will purchase the required currency at the prevailing rate of exchange as soon thereafter as is practicable. The Fiscal Agent shall have no responsibility or liability for any fluctuation of the rate of exchange which may result in any diminution of the subscription price deposited. The State acknowledges that any such exchange rate may take into account any premium and other reasonable costs of exchange.
(e)   The Fiscal Agent shall deliver each Definitive Bond (or book-entry confirmation) to the appropriate owner and shall register the name of each owner in the Bond Register.
(f)   Except as otherwise provided in a Direction of the State, each Friday, the Fiscal Agent shall transfer the subscription funds in respect of Bonds that were issued through the close of business day on the preceding Thursday into an account to be designated by the State, provided that such day is a Business Day in the location of the principal office of the Fiscal Agent and, further, provided that if Friday is not a Business Day, the Fiscal Agent shall transfer the subscription funds the first Business Day following such Friday in respect of Bonds that were issued through the close of business day on the preceding Thursday. Pending such transfer, the Fiscal Agent shall receive and hold such funds in an interest-bearing External Bank Account for the benefit of the State, and the compensation on such funds (including interest earned on the funds in the account) at the rate agreed upon by the State and the Fiscal Agent pursuant to this Agreement and the Fee Letter shall be payable to the State monthly.
Section 3.02   Subscription Procedures.
(a)   In all matters relating to the manner of effecting subscriptions for the Bonds and to the Series of the Bonds, the Fiscal Agent shall act at all times in accordance with Directions of the State, except that the Fiscal Agent may rely upon Directions of the Financial Corporation as to individual subscription issues, not otherwise provided for in this Agreement.
(b)   Except as specifically provided herein, the procedures on issuance and the subscription procedures hereinabove set forth may be changed generally or in particular countries by a Direction of the State.
(c)   Except as otherwise provided by Directions of the State, the Fiscal Agent shall use its commercially reasonable efforts to process new subscription accounts within a period of (i) five (5) Business Days following the date on which each subscription form and related purchase price is received by the Fiscal Agent in accordance with Section 3.01(c) and (ii) no later than ten (10) Business Days after such date of receipt.

ARTICLE IV
PAYMENT OF BONDS
Section 4.01   Bond Payments.
(a)   The State will deposit into an External Bank Account designated for such purpose or purposes (to be held and applied by the Fiscal Agent for the payment of interest, principal or Redemption Price, as the case may be, subject to Section 7.01(c)): (i) for interest-bearing Bonds, four (4) Business Days prior to each Interest Payment Date of the Bonds, an amount in immediately available funds sufficient to pay, on such Interest Payment Date, 100% of the interest to be due on all Bonds then outstanding; and (ii) four (4) Business Days prior to maturity and each redemption date of the Bonds, as the case may be, an amount in immediately available funds which, together with any amounts then held in an External Bank Account and available for the payment thereof, shall be equal to 100% of the entire amount of the principal or Redemption Price to be due on all the Bonds then outstanding and maturing or being redeemed, respectively, on such maturity or redemption date.
(b)   In the event the date of any payment hereunder, for interest, redemption or maturity, is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue for the intervening period.
Section 4.02   Manner of Deposits.   Any deposit made or to be made by the State under Section 4.01 shall be made in the manner described in Section 7.01, and shall be subject to the terms thereof.
Section 4.03   Cancellation of Definitive Bonds.   All Definitive Bonds when paid, whether at maturity or upon redemption, shall be delivered to the Fiscal Agent, and, if not already cancelled, shall be promptly cancelled and delivered or disposed of upon a Direction of the State.
ARTICLE V
REDEMPTION AT OPTION OF THE STATE
Section 5.01   Bonds Subject to Redemption.   Unless otherwise provided in the terms of the Bonds or the applicable Supplement, the Bonds shall be subject to redemption at the option of the State, in accordance with the provisions of this Article V.
Section 5.02   Selection of Bonds to Be Redeemed.   Subject to any further limitations set forth in the terms of the Bonds or the applicable Supplement:
(a)   The Bonds shall be redeemable as a whole or in part, or from time to time in part, provided that redemption is made for all Bonds of a Tranche, but for interest-bearing Bonds, any partial redemption may be made only on an Interest Payment Date. In case of a partial redemption of Bonds, the Bonds to be redeemed shall not be selected by lot, but by one or more groups, each group comprising all of the Bonds of the same Tranche. No Bonds of any Series may be redeemed under this Article unless the Tranches of Bonds of such Series having all prior Issue Dates shall have been called for redemption. For the avoidance of doubt, there shall be no aggregation of Bonds of different Series or Tranches under this Section 5.02(a) based upon similarity in name, currency of denomination and/or integral terms of the Bonds.
(b)   The Bonds shall be redeemed at the Redemption Price.
Section 5.03   Designation of Bonds to Be Redeemed.   The option of the State to redeem Bonds shall be evidenced by a Direction of the State delivered to the Fiscal Agent between thirty (30) and sixty (60) days prior to the redemption date specifying the redemption date, the Series and Issue Date of Bonds to be redeemed. The Bonds to be redeemed shall be deemed to have been designated for redemption upon the receipt by the Fiscal Agent of such Direction of the State. No such Direction of the State may be revoked after the first mailing of notice of redemption pursuant to Section 5.04.
Section 5.04   Redemption Notice.   Notice of redemption shall be mailed by the Fiscal Agent in the name of the State, first-class, postage paid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date to each holder of Bonds designated for redemption as such holder’s name and address appear on the Bond Register. The notice of redemption shall state:
(a)   The redemption date;
(b)   In case all the Bonds are to be redeemed, that all the Bonds are to be redeemed;
(c)   In the case of a redemption of a Series or Tranche thereof of Bonds, a description of the Series or Tranche thereof of Bonds that are to be redeemed;
(d)   The Redemption Price of the Bonds to be redeemed;
(e)   That on the redemption date no holder of any Bond called for redemption shall be entitled to any payment in excess of the Redemption Price; and that on said date the Redemption Price of the Bonds will become due and payable upon each of the Bonds called for redemption; and
(f)   The place or places where any Definitive Bonds to be redeemed are to be surrendered for payment of the Redemption Price.
Section 5.05   Redeemed Bonds Due on Redemption Date.   Notice having been given as aforesaid, the Bonds which are to be redeemed shall, on the redemption date stated in such notice, become due and payable at the Redemption Price therein specified. Unless the Redemption Price shall not have been deposited with the Fiscal Agent, from and after said redemption date, no holder of any Bond called for redemption shall be entitled to any payment in excess of the Redemption Price. On the redemption date (or, in the case of Definitive Bonds, upon surrender of the Definitive Bonds to be redeemed in accordance with such notice), all redeemed Bonds shall be paid by the State at the Redemption Price. If the Redemption Price shall not be paid on such date, then interest-bearing Bonds shall continue to bear interest at the rate prescribed in the terms of such Bonds, and non interest-bearing Bonds shall continue to be payable at their Maturity Amount on their maturity date, as if such Bonds had not been called for redemption.
ARTICLE VI
FISCAL AGENT
Section 6.01   Regarding the Fiscal Agent.   The acceptance of its appointment hereunder by the Fiscal Agent shall be subject to the following terms and conditions:
(a)   The recitals herein and in the Bonds shall be taken as the statements of the State and shall not be considered as made by the Fiscal Agent.
(b)   Standard Services. The Fiscal Agent shall perform the Services set forth in this Agreement.
(c)   Digital Services. To the extent not already part of the Services, the Fiscal Agent shall make available to the State and Bondholders, through www.computershare.com or otherwise digitally, access (“Digital Access”) to certain Account and Bondholder information and certain transaction capabilities (“Digital Services”), subject to the Fiscal Agent’s security procedures and the terms and conditions set forth herein and through Digital Access, and as further described in Schedule 1 hereto. Unless arising from negligence or willful misconduct of the he Fiscal Agent, the Fiscal Agent shall not be held liable to the State for any Losses (as defined in Section 6.01(l)(i) below) it incurs resulting from any failure in the operation of the Digital Services, communications or access to software, including any malfunction, delay, inaccuracy or incompleteness of financial information displayed through Digital Access.
(d)   Proprietary Information. The State agrees that the database, programs, screen and report formats, interactive design techniques, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to the State by the Fiscal Agent as part of the Services shall be under the control and ownership of the Fiscal Agent or a third party (including the Fiscal Agent’s Affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively “Proprietary Information”). In no event shall Proprietary Information include any Bondholder Data and Confidential Information (as defined herein) of the State, which will remain under the sole ownership of the State. The State agrees that Proprietary Information is of substantial value to the Fiscal Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 9.03. The State shall take reasonable efforts to advise its employees and agents of its obligations pursuant to this Section 6.01(d).
(e)   Third Party Content. The Fiscal Agent may obtain certain data included in the Services from third parties, and such third parties are solely responsible for the contents of such data and, unless arising from the negligence or willful misconduct of the Fiscal Agent in the selection of such third party or third parties, the State agrees to make no claim against the Fiscal Agent arising out of the contents of such data, including, but not limited to, the accuracy thereof.
(f)   The Fiscal Agent in acting hereunder shall act solely as agent of the State and shall not assume any fiduciary or other relationship of agency or trust for or with any of the holders of the Bonds; provided that with respect to the holding, investing and returning of Deposited Cash and earnings thereon to the State, Computershare (or its Affiliate, Computershare Trust Company of Canada) shall act as a trustee for the benefit of the State in accordance with the terms and conditions of this Agreement. The Fiscal Agent with respect to any matter for which no provision is made herein may rely on instructions, not inconsistent with the provisions hereof (unless such inconsistency is specified in such Direction of State), contained in a Direction of the State. Upon written request of the Fiscal Agent, the State shall clarify any such instructions which the Fiscal Agent finds unclear. The Fiscal Agent shall not be obligated, however, to comply with any instructions of the State, if such compliance would, in its reasonable opinion evidenced in a written detailed statement provided to the State, involve it in unreasonable risk or liability, unless the Fiscal Agent is indemnified to its reasonable satisfaction.
(g)   The Fiscal Agent shall not be required to perform any services or be subject to any duties, except as expressly provided herein or in Direction of the State, subject to the consent of the Fiscal Agent.
(h)   The Fiscal Agent may act upon any document reasonably believed by it in good faith to be genuine and to be signed by the proper party or parties, including without limitation with respect to (i) the transfer of Bonds in accordance with Section 2.04 pursuant to a Direction of the State or on the basis of written representations of transferors as to the matters set forth in Section 2.04, or (ii) the purchase of Bonds by the State on the basis of a written instrument of transfer in accordance with Section 2.05.
(i)   The Fiscal Agent shall not be liable to the State or the Financial Corporation in connection with rendering services hereunder, except to the extent such liability arises from the Fiscal Agent’s negligence, willful misconduct, breach of the provisions of this Agreement or failure to comply with any laws, rules and/or regulations applicable to the Fiscal Agent (including, without limitation, regulations of the SEC), unless such failure resulted from the Fiscal Agent’s compliance with a Direction of the State or failure by a party (other than the Fiscal Agent or any service providers engaged by the Fiscal Agent in connection with the services hereunder) to comply with any laws, rules and/or regulations. The Fiscal Agent makes no representation as to the validity of this Agreement or as to the security afforded hereby or as to the validity of the Bonds issued hereunder. Notwithstanding any other provision of this Agreement, the Fiscal Agent shall not be responsible for determining whether the issuance or transfer of the Bonds complies with securities laws, rules and/or regulations applicable to such issuance or transfer.
(j)   The State will pay to the Fiscal Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in a fee letter, to be mutually agreed by the parties (as amended, restated or otherwise modified from time to time, the “Fee Letter”), for the term of this Agreement as set forth in Section 9.12.
(k)   The State agrees to pay all fees and reimbursable expenses within thirty (30) days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, the State must promptly notify the Fiscal Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. The State shall settle such disputed amounts within five (5) Business Days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

(l)   The State agrees to indemnify and save harmless the Fiscal Agent against and from: (i) any and all losses, claims, costs, charges, reasonable counsel fees and expenses, payments, expenses and liability or damages (collectively, “Losses”) which it may incur or sustain in good faith, except for (x) Losses resulting from negligence or willful misconduct of the Fiscal Agent or breach of the provisions of this Agreement by the Fiscal Agent, (y) any claims brought by the State against the Fiscal Agent or by the Fiscal Agent against the State (other than claims brought under this Section 6.01(l)), or (z) Losses caused by a failure of the Fiscal Agent to comply with any laws, rules and/or regulations directly applicable to the Fiscal Agent; (ii) all actions of the Fiscal Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct by the Fiscal Agent; (iii) the reasonable reliance on or use by the Fiscal Agent or its agents or subcontractors of any (A) information records, data, and documents which have been prepared and/or maintained by the State or any other person or firm on behalf of the State, including any former fiscal agent, transfer agent or registrar, and provided to the Fiscal Agent or its agents or subcontractors; (B) paper or document reasonably believed by the Fiscal Agent (without independent verification or investigation as provided in this Agreement) to be genuine and to have been signed by the proper person or persons, including Bondholders and their authorized agents or representatives (e.g., power of attorney); and (C) electronic instructions from the State or Bondholders and their authorized agents or representatives (e.g., power of attorney) reasonably believed by the Fiscal Agent (without independent verification or investigation) to be genuine submitted through Digital Services or any other electronic means as provided in this Agreement pursuant to security procedures established by the Fiscal Agent; (iv) the negotiation and processing of all checks, including checks that are tendered to the Fiscal Agent for the purchase of Bonds, without negligence or willful misconduct; and (v) the recognition, acceptance, or processing by the Fiscal Agent of bond certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the State, and the proper countersignature of any former fiscal agent or transfer agent or registrar, or of a co-fiscal agent or co-transfer agent or a co-registrar.
(m)   The Fiscal Agent may employ and consult counsel satisfactory to it, including in-house counsel, and the Fiscal Agent shall have no liability for any action taken, suffered or omitted by it in good faith reliance thereon. Subject to the State’s prior written approval, such approval not to be unreasonably withheld, the reasonable documented costs of such opinion of outside counsel shall be borne by the State, in case the advice was sought with respect to: (i) any material change in law or regulations applicable to the performance of the Services by the Fiscal Agent under this Agreement; or (ii) any request by the State for changes, omissions or additions to the Services provided by the Fiscal Agent under this Agreement.
(n)   The Fiscal Agent shall have no liability or responsibility to any owner of a Bond, the State or any other person on account of any cancellation, exchange, payment or transfer of any Bond in accordance with a Direction of the State pursuant to Section 2.04(g).
(o)   The provisions of subsections (d), (e), (g), (h), (i) and (l) of this Section 6.01 shall survive the termination of this Agreement, or the removal or resignation of the Fiscal Agent, as the case may be.
(p)   From time to time, the State may provide the Fiscal Agent with instructions, including but not limited to Directions of the State, concerning the Services. In addition, at any time the Fiscal Agent may apply to any officer of the State for instruction. The Fiscal Agent and its agents and subcontractors shall not be liable and shall be indemnified by the State for any action taken or omitted by the Fiscal Agent in reliance on instructions by a duly authorized representative of the State or based on reliance on the opinion of counsel for the State where such opinion is specifically addressed to the Fiscal Agent. The Fiscal Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the State.
(q)   No provision of this Agreement shall require the Fiscal Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(r)   No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

Section 6.02    Reports and Audit Rights; Duties of Fiscal Agent.
(a)   The Fiscal Agent shall maintain books, records, documents and other evidence of accounting procedures and practices, which sufficiently and properly reflect all transactions and other activities undertaken in connection with its performance under this Agreement, in accordance with all applicable rules and regulations (including scanning and bar-coding documents) and in a form that is accessible to the State and the Financial Corporation, for at least ten (10) years after the Activity Date, or, if this Agreement expires or is terminated prior to such date as occurs ten (10) years after the relevant Activity Date, the Fiscal Agent shall transfer such records to the successor fiscal agent or otherwise at the Direction of the State. Such record keeping may include records in electronic form.
(b)   The Fiscal Agent shall provide the State and the Financial Corporation with all the reports described in Schedule 3 hereto, as well as the Fiscal Agent’s annual SSAE-18 (formerly SSAE-16) report, and any financial or other reports, as may be reasonably requested by the State from time to time. If requested by the State no more than twice in any calendar year, the Fiscal Agent shall provide to the State, promptly after the delivery of such request, complete true copies of all then outstanding reports and documents relating to the establishment and operation of each of the External Bank Accounts. For greater certainty, the aforementioned reports and documents do not include confidential information or agreements between the Fiscal Agent and any financial institution.
(c)   Upon reasonable notice, the State, the Financial Corporation and their duly authorized representatives shall have access to the books, documents, papers, working papers, plans and records (including computer records) of the Fiscal Agent, which relate to or pertain to this Agreement and its performance for purposes which include, but shall not be limited to, reviewing performance and compliance with this Agreement, and making audit, examination, excerpts and transcripts. Such access shall also be made available for a period of ten (10) years from the resignation or removal of the Fiscal Agent, as the case may be. The Fiscal Agent shall be entitled to receive compensation for its out-of-pocket costs (if any) incurred in connection with the retention and archiving of such records and the granting of such access and the State agrees to compensate the Fiscal Agent for the time each of the Fiscal Agent’s employees are required to assist in granting such access; provided, however, that during the term of this Agreement only, the State shall not be charged for the time incurred by the Fiscal Agent’s (x) account management (including all personnel regularly involved in servicing the State’s accounts) or (y) internal audit employees.
(d)   Without limitation to the foregoing, the State shall have the right to retain, from time to time and no more than annually, at its cost, an independent auditor to review the Fiscal Agent’s records relating to the Services provided hereunder. The Fiscal Agent shall provide the auditor with full access, upon reasonable notice and at reasonable times, to such records and cooperate with the State in order to complete the audit in a timely and efficient manner. The State agrees to compensate the Fiscal Agent for all out-of-pocket expenses incurred in connection with the State’s audit or exam and compensate the Fiscal Agent for the time each of the Fiscal Agent’s employees are required to assist such exam or audit at the time of the exam or audit; provided, however, at no time shall the State be charged for the time incurred by the Fiscal Agent’s (x) account management (including all personnel regularly involved in servicing the State’s accounts), or (y) internal audit employees.
(e)   The Fiscal Agent shall convene management meetings with the State and the Financial Corporation which will be held at least quarterly.
(f)   The Fiscal Agent shall promptly notify the State and the Financial Corporation regarding any material issues encountered with Bondholders or any problematic or questionable transactions (for example, transactions involving incorrect paperwork, missing documentation, duplications, etc.).
(g)   The Fiscal Agent shall carry out all acts as may be necessary to give effect to the terms of the Bonds with respect to payment, transfer, validation, registration, cancellation and replacement, including (i) retaining all forms or appropriate tax certification provided by or on behalf of the Bondholders necessary to exempt such Bondholders from withholding tax under the Code, (ii) preparing and mailing to Bondholders and (iii) filing with the U.S. Internal Revenue Service applicable forms or reports with respect to any payments made by the Fiscal Agent hereunder. The Fiscal Agent shall withhold and remit any withholding tax required to be withheld from any payments to Bondholders who have not supplied the required certification specified in clause (i) of this Section 6.02(g).
(h)   The Fiscal Agent may provide the State with information technology services directly relating or ancillary to the Fiscal Agent’s services under this Agreement, including, without limitation, systems development services, integration services and programming services as they relate to the Fiscal Agent’s systems (hereinafter, together referred to as “Development Services”). The State shall authorize the performance of such Development Services and the Fiscal Agent shall be entitled to receive payment for all fees and expenses incurred for all Development Services, in such amounts as may be agreed between the State and the Fiscal Agent, prior to their commencement. The State acknowledges that all past and future Development Services remain the property of the Fiscal Agent, are considered Proprietary Information, and are not subject to claim by the State or any future transfer agent, fiscal agent or third party. For greater certainty, the Development Services and any product, service, benefit and knowledge resulting therefrom shall remain the sole ownership of the Fiscal Agent during and after termination of this Agreement.
Section 6.03   Account Manager.   The Fiscal Agent shall appoint an individual of its active staff, reasonably satisfactory to the State and the Financial Corporation, who will be the Account Manager for the State account. The Fiscal Agent’s Account Manager will be the principal point of contact for the State and the Financial Corporation concerning the Fiscal Agent’s performance hereunder. The Fiscal Agent’s Account Manager will also serve as the focal point for business and operational matters, support coordination, and administrative activities and will be responsible for the immediate and prudent resolution of any and all issues arising out of the performance of this Agreement or due to any change in applicable regulations. The Fiscal Agent shall notify the State in writing when there is a change in staffing and a new Account Manager is assigned.
Section 6.04   Resignation or Removal of Fiscal Agent.   The Fiscal Agent may at any time resign by giving to the State notice of such resignation in the manner hereinafter provided. The Fiscal Agent may be removed at any time by the delivery to the Fiscal Agent of a Direction of the State. The Direction of the State shall specify if the removal is for all outstanding and future issues, for certain outstanding issues and not for others, or for future issues only. Such resignation or removal shall take effect upon the appointment by the State, as hereinafter provided, of a successor fiscal agent. During the period until such resignation or removal shall take effect, the Fiscal Agent shall continue to be subject to its duties hereunder and provide the State with uninterrupted services for the same compensation as in effect prior to such notice of resignation or removal by a Direction of the State. In addition, the Fiscal Agent shall provide the State and any successor fiscal agent with reasonable assistance and support during a transitional period, as provided in Section 6.07. Except for any transitional fees pursuant to Section 6.06 and for any compensation to which the Fiscal Agent is entitled pursuant to Section 6.02(c), the Fiscal Agent shall not be entitled to any fees after the effective date of the Resignation or Removal.
Section 6.05   Appointment of Successor Fiscal Agent.   If at any time the Fiscal Agent shall resign or be removed or become unable to act as Fiscal Agent, the State will appoint a successor fiscal agent hereunder. Such appointment shall be evidenced by a Direction of the State delivered to the new fiscal agent. The State shall give notice to the retiring Fiscal Agent of such appointment before such appointment shall become effective. The State shall also give notice of such appointment to Bondholders by appropriate means determined by the State, but the failure to give such notice shall not affect the sufficiency of such appointment. Until the appointment of a successor fiscal agent has become effective, the retiring Fiscal Agent shall continue to perform its duties hereunder for the same compensation as in effect at that time. After the appointment of a successor fiscal agent has become effective, the retiring Fiscal Agent shall, subject to the provisions of Section 6.07, cease to act as such hereunder, and upon payment of its compensation and expenses then unpaid, shall deliver and pay over to its successor any and all monies and other property then in its possession hereunder as such Fiscal Agent. If a notice of the appointment of a successor fiscal agent shall not have been delivered to the retiring Fiscal Agent within six months after giving of such notice of resignation, the resigning Fiscal Agent may petition any court of competent jurisdiction for the appointment of a successor fiscal agent. In the event such court of competent jurisdiction refuses to appoint a successor fiscal agent, the Fiscal Agent may resign, effective immediately.

Any corporation into which the Fiscal Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Fiscal Agent shall be a party or any corporation to which all the business and assets of the Fiscal Agent may be transferred shall be a successor fiscal agent hereunder without further act.
Section 6.06   Transitional Period.   In the event of resignation or removal of the Fiscal Agent, the Fiscal Agent shall fully cooperate with the State and the successor fiscal agent and take all reasonable and prudent measures to facilitate an orderly transition of its duties hereunder, including without limitation, with respect to the conversion and transfer of records (paper and electronic) and customer support. The State shall pay the Fiscal Agent for services provided in such transitional period a fee mutually agreed upon by the parties; provided, however, that such fee shall not exceed the compensation in effect prior to the resignation or removal.
Section 6.07   Adoption of Countersignature.   Any successor fiscal agent may adopt the countersignature of any predecessor Fiscal Agent or may countersign Definitive Bonds in the name of any predecessor Fiscal Agent or in its name and may deliver Definitive Bonds so countersigned, all with like effect as if Bonds so countersigned had been countersigned and delivered by the predecessor Fiscal Agent.
ARTICLE VII
PROCEDURE FOR PAYMENT OF PRINCIPAL, INTEREST OR MATURITY AMOUNT
Section 7.01   Monies Deposited for Payment of Principal, Interest or Maturity Amount.
(a)   Whenever the State desires to or is required to deposit monies for application to the payment of the principal or Maturity Amount of, or interest, if any, on the Bonds or in connection with any redemption of Bonds, the State shall deposit into an External Bank Account, in accordance with Section 4.01, an amount of money sufficient for said purpose or purposes (the monies so deposited under this paragraph, and all monies or payments otherwise deposited by the State, or deposited or required to be deposited by the Fiscal Agent or a Paying Agent, under this Article VII to an External Bank Account, being hereinafter called “Deposited Cash”).
(b)   All Deposited Cash held for the purpose or purposes of paragraph (a) of this Section 7.01 shall be held subject to the right of the State to require that such Deposited Cash be paid upon the Direction of the State in accordance with Section 7.03(b).
(c)   Any Deposited Cash remaining unclaimed at the end of six months after such monies shall have become due and payable in accordance with the terms and conditions of the Bonds, including, without limitation, Deposited Cash covered by outstanding checks that were issued by the Fiscal Agent to Bondholders and which remain uncashed for over six months for any reason whatsoever, shall then be promptly, and without demand from the State, paid to the State, and upon such payment any obligation of the Fiscal Agent with respect thereto shall cease; provided, however, and subject to Section 6.01(q), that the State may specify by Direction of the State that such monies will be paid to the State after a period of less than six months provided that the State will compensate the Fiscal Agent for any costs, including but not limited to programming costs, banking charges or expenses relating to such change to the payment process. Notwithstanding the foregoing, a change in the payment process shall be conditional to the Fiscal Agent’s ability to comply with such changes according to commercially reasonable efforts and applicable legislation. Compliance with any unclaimed property or escheatment legislation which may require payment or reporting to any state, governmental authority or otherwise prior to or following payment to the State after such six-month (or shorter) period, shall be the sole responsibility of the State. Nothing contained in this Section 7.01(c) shall affect the rights of the Bondholders to make demand upon the State for any monies as may be due them; and, in such event, payment shall be made by the Fiscal Agent, with funds deposited by the State to an External Bank Account in accordance with Section 4.01, and such payment to Bondholders shall be made at the principal office of the Fiscal Agent in Canton, Massachusetts, or such other office as indicated by the Fiscal Agent.
Section 7.02   Investment of Deposited Cash.
(a)   Any Deposited Cash, until required for payment to Bondholders in accordance with this Agreement or required to be remitted to other Paying Agents in accordance with Section 7.03(b),

including, without limitation, Deposited Cash covered by outstanding checks that were issued by the Fiscal Agent to Bondholders and not yet cashed, shall be received and held in trust for the benefit of the State by Computershare (or its Affiliate, Computershare Trust Company of Canada), and be invested or reinvested in accordance with Section 7.01(a), in the External Bank Accounts designated for such purposes unless the Fiscal Agent is otherwise directed, as evidenced by a Direction of the State, to invest such funds on the State’s behalf in direct obligations of the United States of America (“Government Securities”) or in bank deposits with such Approved External Bank as may be determined by the State (“Approved Bank Deposits”). The investment in Government Securities and Approved Bank Deposits is subject to additional fees not covered in the Fee Letter, including but not limited to custody fees, overdraft charges and transaction charges, that shall be paid to the Fiscal Agent by the State. Any such Government Securities or Approved Bank Deposits shall be purchased by the Fiscal Agent in the name of the Fiscal Agent in trust for the State, and the Fiscal Agent shall ensure that Computershare (or its Affiliate, Computershare Trust Company of Canada) in trust for the State is identified as the beneficial owner of such Government Securities or Approved Bank Deposits in the records of, and securities account or bank deposit statements issued by, the securities intermediary or issuer in respect of such Government Securities or Approved Bank Deposits, provided that the name of such purchaser or beneficial owner may also include information identifying the issue of Bonds to which such Government Securities or Approved Bank Deposits relate. The State shall bear the risk of and be responsible for any loss resulting from the investment in Government Securities or Approved Bank Deposits. Any interest or profit realized on any sale of Government Securities or Approved Bank Deposits, including the proceeds of any sale thereof, not immediately required to effect payment to Bondholders or for remittance to other Paying Agents in accordance with Section 7.02(b) shall be immediately deposited by the Fiscal Agent into the relevant External Bank Account.
(b)   Whenever, in the opinion of the Fiscal Agent, funds are needed for payment to Bondholders in accordance with the provisions of this Agreement or for remittance to other Paying Agents, if any, in accordance with a Direction of the State as provided in Section 7.03(b), the Fiscal Agent shall withdraw from the relevant External Bank Accounts, or if Deposited Cash is invested in Government Securities or Approved Bank Deposits, shall sell such Government Securities or Approved Bank Deposits, as in its judgment will make available sufficient Deposited Cash to effect payments to Bondholders upon presentation of Bonds, or to effect such remittances to other Paying Agents and add to Deposited Cash the proceeds of any such sale of Government Securities or Approved Bank Deposits, including any interest or profit realized thereon. If at any time additional Deposited Cash is needed for payment to Bondholders or to effect remittances to other Paying Agents and it is not available from the relevant External Bank Accounts, sales of Government Securities or maturing Approved Bank Deposits, the Fiscal Agent shall notify the State of the amount of additional funds so required and the time when required, and the State shall deposit into an External Bank Account designated in such notice within the time required the additional funds in the amount specified in such notice. The State may, by a Direction of the State, require the Fiscal Agent to, from time to time, pay over to the State from Deposited Cash such Deposited Cash which is not needed for payment to Bondholders or for remittances to other Paying Agents.
(c)   The Fiscal Agent shall, by deposit to the relevant External Bank Accounts, restore to Deposited Cash out of compensation earned or interest, or other profit realized upon any investment of Deposited Cash permitted by this Agreement an amount equal to any loss of principal incident to the sale or redemption of any Government Securities or Approved Bank Deposits for a sum less than the amount paid therefor. In the event no such compensation, interest or profit is available to make up any such loss, the State will pay an amount equal thereto to the Fiscal Agent upon request.
(d)   Deposited Cash shall earn compensation at the rate set forth in the Fee Letter, for the benefit of the State. Any compensation earned on Deposited Cash held, or required under this Article VII to be deposited to or held, in an External Bank Account shall, on the first Business Day following any month in which such Deposited Cash is held, or required under this Article VII to be deposited to or held, in the External Bank Account, be transferred by the Fiscal Agent to an account designated by the State. Any interest or other profit realized upon any investment of Deposited Cash in Government Securities and Approved Bank Deposits shall, on the day the given investment matures, be transferred by the Fiscal Agent to an account designated by the State.

(e)   The Fiscal Agent shall not be liable for any loss upon any investment permitted by this Section 7.02 or to obtain or pay any particular rate of interest on any investment in Government Securities.
(f)   Subject to the provisions of Section 7.02(d), the State acknowledges that the External Bank Accounts maintained by Computershare (or its Affiliate, Computershare Trust Company of Canada) in connection with the Services will be in the name of Computershare (or its Affiliate, Computershare Trust Company of Canada) in trust for the State, and that Computershare (or its Affiliate, Computershare Trust Company of Canada) may receive and retain for its own benefit, investment earnings in excess of the amount of compensation payable to the State pursuant to Section 7.02(d), in connection with any amounts earned on any External Bank Account.
Section 7.03   Additional Paying Agents.
(a)   The State may from time to time, by a Direction of the State, designate one or more financial institutions as agents of the State for the payment of the principal or Maturity Amount of, or interest, if any, on the Bonds or in connection with any redemption of Bonds (“Paying Agents”) and any funds deposited with such Paying Agents shall be held by them subject to the applicable provisions of this Agreement. Any Paying Agent may be removed at any time by delivery to it of a Direction of the State. Upon its resignation or removal, a Paying Agent shall promptly account for and return to the Fiscal Agent, by deposit to an External Bank Account designated by the Fiscal Agent for that purpose, all funds held by it for payment to Bondholders in accordance with the provisions of this Agreement.
(b)   From Deposited Cash held, or required under this Article VII to be deposited to or held, in External Bank Accounts, the Fiscal Agent shall remit to Paying Agents designated by the State such sums as shall be specified from time to time in Directions of the State for the purposes set forth in such Directions. From and after its remittance to Paying Agents in accordance with such Direction of the State, the Fiscal Agent shall have no responsibility or obligation to the State, any Bondholder or other person with respect to the funds so remitted. Any funds returned by a Paying Agent to the Fiscal Agent in accordance with subparagraph (a) of this Section 7.03 shall be held in an External Bank Account (or pursuant to a Direction of the State, invested in Government Securities or Approved Bank Deposits) subject to all of the applicable provisions of this Agreement.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
Section 8.01   Fiscal Agent.   The Fiscal Agent represents and warrants to the State that:
(a)   Governance.   CTCNA is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and CI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and each has full power, authority and legal right to execute, deliver and perform this Agreement.
(b)   Compliance with Laws.   The execution, delivery and performance of this Agreement by the Fiscal Agent has been duly authorized by all necessary action and this Agreement constitutes the legal, valid and binding obligation of the Fiscal Agent enforceable against the Fiscal Agent in accordance with its terms and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which the Fiscal Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Fiscal Agent, (iii) Fiscal Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Fiscal Agent is a party.
Section 8.02   The State.   The State represents and warrants to the Fiscal Agent that:
(a)   Compliance with Laws.   The execution, delivery and performance of this Agreement by the State has been duly authorized by all necessary action and this Agreement constitutes the legal, valid and binding obligation of the State enforceable against the State in accordance with its terms.

(b)   Securities Act of 1933.   With respect to Bonds to be offered and sold in the United States, a registration statement under the Securities Act of 1933 Act, as amended, has been filed and is currently effective, or will be effective prior to the offer and sale of any such Bonds, and will remain so effective as long as such offers and sales are continued, and all appropriate state securities law filings have been made with respect to all Bonds being offered for sale except for any Bonds which are offered in a transaction or series of transactions which are exempt from the registration requirements of the Securities Act of 1933 Act, as amended, and state securities laws; the State will immediately notify the Fiscal Agent of any information to the contrary.
ARTICLE IX
MISCELLANEOUS PROVISIONS
Section 9.01   Notices.   When, pursuant to any of the provisions of this Agreement, any notice or other communication is required or permitted to be given or sent by any party to any other, the same shall be deemed sufficiently given or sent if given or sent in writing as follows:
(a)   To the State, by delivering the same to the Head of Israel Economic Mission of the Ministry of Finance for the Western Hemisphere, as representative of the State, at 800 Second Avenue, New York, New York 10017 (or at such other address as may be given to the Fiscal Agent and the Financial Corporation by notice in writing), or by mailing the same by registered mail in the United States, postage prepaid, addressed to the State at the said address;
(b)   To the Fiscal Agent, by delivering the same to it, at its principal office at 150 Royall St., Canton, MA 02021 with a copy to the attention of General Manager, Corporate Trust, Computershare Trust Company of Canada, 650 boulevard de Maisonneuve Ouest, 7th Floor, Montréal, Québec, J3A 3T2 (or such other address as may be given to the State and the Financial Corporation by notice in writing), postage prepaid; and
(c)   To the Financial Corporation, by delivering the same to Development Corporation for Israel, at 641 Lexington Avenue, New York New York 10022-4503, attention: General Counsel (or at such other address as may be given to the State and the Fiscal Agent by notice in writing), or by mailing the same by registered mail in the United States, postage prepaid, addressed to the Financial Corporation at its said address.
(d)   A copy of each Direction of the State of any character, and of any request by any Bondholder for inspection pursuant to this Section, delivered to the Fiscal Agent, shall be furnished simultaneously to the Financial Corporation.
Section 9.02   Amendments and Waivers.   This Agreement may be amended by mutual consent of the parties hereto, provided that in the judgment of the State and the Fiscal Agent, any such amendment does not materially and adversely affect the interests of any Bondholders. No amendment of any provision of this Agreement shall be valid unless made in writing and signed by the State and the Fiscal Agent. No delay or failure on the part of any party in exercising any right or remedy hereunder, or at law or at equity, shall operate as a waiver of or preclude the exercise of such right or remedy or of any other right or remedy. No waiver by any party shall be effective unless in writing signed by such party. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on any prior or subsequent occasion.
Section 9.03   Confidentiality.
(a)   In connection with this Agreement, each party may provide the party or their respective Representatives with confidential information and trade secrets (in such capacity, the party and its respective Representatives providing information are referred to as the “Disclosing Party” and the party and its respective Representatives to whom information is provided are referred to as the “Receiving Party”) of such party or its affiliates, including without limitation, information on their respective organization, business, finances, personnel, services, systems, pricing structure, tapes, source documents, data, records, reports including but not limited to executive summaries and monthly reports, procedures, techniques, business or marketing plans, proprietary products and processes, transactions and/or business relations and investor information (collectively, “Confidential Information”). Confidential Information

of the State includes, among other things, information relating to financial, accounting and investment matters of the State, the Financial Corporation and Bondholders, including any information (whether financial or administrative) concerning the holders and holdings of purchasers of securities issued by the State. Confidential Information of the Fiscal Agent includes Proprietary Information. The term “Representatives” shall mean any affiliate, employee, officer, director, attorneys and accountants of the Disclosing Party or the Receiving Party, as appropriate.
(b)   Except as required by applicable federal, state or local law or regulation, Confidential Information shall not include information that, at the time of disclosure: (i) is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 9.03 by the Receiving Party; (ii) is, or thereafter becomes, available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party, as established by documentary evidence, prior to being disclosed by or on behalf of the Disclosing Party; or (iv) was or is independently developed by the Receiving Party, as established by documentary evidence, without reference to or use, in whole or in part, of any of the Confidential Information.
(c)   If the Receiving Party is requested or becomes legally compelled to disclose Confidential Information by subpoena, court order or other legal process it shall promptly notify the Disclosing Party to the extent permitted under applicable law or regulation. The Disclosing Party shall bear the costs, including, without limitation, attorney’s fees, associated with any objection raised.
(d)   The Receiving Party agrees to retain in confidence at all times and to require its Representatives to retain in confidence all Confidential Information disclosed to it. The Receiving Party may disclose the Confidential Information only to those of its Representatives who shall have a “need-to-know” the Confidential Information for the purposes of this Agreement and are bound by confidentiality obligations no less restrictive than the ones set forth herein (the “Permitted Recipients”). The Receiving Party shall be responsible for breaches of its obligations by its Permitted Recipients including after any termination of their employment or other services. The only permitted use of any Confidential Information shall be in connection with this Agreement. The Receiving Party shall notify the Disclosing Party of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information promptly upon becoming aware of such unauthorized use or disclosure, and will cooperate with the Disclosing Party to help the Disclosing Party retain possession of the Confidential Information and prevent its further unauthorized use.
(e)   Upon termination of this Agreement, the Receiving Party will promptly return to the Disclosing Party all materials, including but not limited to documents, drawings, programs, lists, models, records, compilations, notes, extracts and summaries regardless of whether prepared by the Disclosing Party and all copies thereof containing Confidential Information or, at the option of the Disclosing Party, the Receiving Party shall destroy such documents, in each case by commercially reasonable secure means, and provide the Disclosing Party with written certification of such destruction. For purposes of this Agreement, the term “documents” includes all Confidential Information fixed in any tangible medium of expression, in whatever form or format whether now known or hereafter created. Notwithstanding the foregoing, the Receiving Party may retain the Disclosing Party’s Confidential Information that is stored in the Receiving Party’s information technology (IT) backup and disaster recovery systems until the ordinary course of deletion therefrom or in order to comply with its internal document retention requirements, provided that necessary measures are taken to preserve the confidential nature of the Confidential Information.
(f)   Each party stipulates and agrees that any breach of the covenants contained or referred to in this Section 9.03 by it will result in immediate serious, irreparable and significant harm to the Disclosing Party, the amount of which may be extremely difficult to ascertain, and that the Disclosing Party could not be reasonably or adequately compensated by damages in an action at law. For these reasons, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, the Disclosing Party shall have the right, without the requirement of posting any bond there for, to obtain such injunctions, orders for specific performance or decrees as may be necessary to protect the Disclosing Party against, or on account of, any breach or threatened breach by the other party of the covenants referred to in this Section 9.03.

Section 9.04   Subcontract, Delegation and Assignment.
(a)   Except as otherwise provided in this Agreement, Computershare shall not subcontract, delegate or assign any of its duties or obligations under this Agreement without the prior written consent of the State. In the event that Computershare delegates or assigns to an Affiliate any of its duties or obligations relating to the External Bank Accounts pursuant to this Section 9.04, Computershare (i) shall obtain the State’s prior written approval to such delegation or assignment to such Affiliate and (ii) represents and warrants that any such Affiliate shall have all requisite legal and regulatory authority, under U.S. and applicable state laws, to hold and maintain such accounts in the name of such Affiliate in trust for the State.
(b)   Computershare may provide for part of the Services under this Agreement to be provided by its Affiliates, as long as Computershare remains at all times responsible for the performance of such Services. Subject to the State’s prior written approval, Computershare may subcontract part of the Services under this Agreement to non-Affiliates, in such case Computershare shall provide the State with a prior written notice, describing (i) the legal name of the non-Affiliate, and (ii) the nature and scope of the Services to be subcontracted, including whether or not such services will include any access to Bondholder Data. Computershare shall remain at all times responsible for the performance of any of its Affiliates, non-Affiliates or subcontractors as provided in this Section 9.04, and to ensure that all requirements of this Agreement are upheld, including without limitation, obtaining confidentiality agreements from all non-Affiliates or subcontractors, requiring them to treat all Bondholder Data as confidential consistent with Section 9.03.
(c)   Unaffiliated Third Parties. Nothing herein shall impose any duty upon the Fiscal Agent in connection with or make the Fiscal Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 9.04(b)) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if the Fiscal Agent selected such company, the Fiscal Agent exercised due care in selecting the same.
Section 9.05   Advertising.   The Fiscal Agent shall not advertise or publish information concerning this Agreement or the relationship hereunder in any form or media without prior written consent from the State.
Section 9.06   Other Fiscal Agents.   The appointment of the Fiscal Agent hereunder shall not be deemed exclusive, and nothing contained herein shall limit the right of the State to appoint other Fiscal Agents for the issuance of securities or financial instruments including the Bonds.
Section 9.07   Original Agreements.   The State hereby appoints the Fiscal Agent and the Fiscal Agent accepts the appointment as successor fiscal agent under each of the Original Agreements with respect to the Series of Bonds enumerated in Schedule 4 hereto. Each of the Original Agreements is amended and replaced in its entirety by this Agreement with respect to the Bonds enumerated in Schedule 4. Notwithstanding Section 9.06, the Fiscal Agent shall remain the Fiscal Agent for the Series of Bonds enumerated in Schedule 4 unless this Agreement is terminated by the State under Section 9.12(b).
Section 9.08   Force Majeure.   The Fiscal Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation or communications service; labor disputes; acts of civil or military authority; governmental actions, or inability to obtain labor, material, equipment or transportation.
Section 9.09   Entire Agreement.
(a)   This Master Fiscal Agency Agreement consists of the following documents, which are attached and made a part of this Agreement, and together constitute the entire agreement between the parties:
(i)   This Agreement, together with its Schedules.
(ii)   The applicable Supplement and such Supplement’s exhibit(s).

(b)   This Agreement supersedes any prior understanding, agreements or representations by or between the parties regarding the subject matter hereof, written or oral. Nothing contained herein is intended to affect the rights of any Bondholders with respect to any Bonds outstanding on the date hereof; provided, that if any provision of this Agreement is determined to materially and adversely affect the interests of any such Bondholder, then such provision shall be of no effect with respect to such Bondholders, and the applicable provisions of the Fiscal Agency Agreement with respect to such Bonds, as it existed immediately prior to the execution hereof, shall continue to apply.
Section 9.10   Governing Law.   This Agreement has been executed and delivered in New York, New York, and is made pursuant to, and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State court in the County of New York and that in connection with any such action or proceeding, submit to the jurisdiction of and venue in such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counter claim arising out of this Agreement or the transactions contemplated hereby. In respect of any proceedings which may be brought under this Agreement, Israel irrevocably agrees not to assert the defense of immunity on the grounds of sovereignty or otherwise from jurisdiction; provided, however, that this waiver of sovereign immunity shall not apply to national security-related assets of the Government of Israel outside of Israel or to diplomatic and consular assets of the Government of Israel.
Section 9.11   Counterparts.   This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
Section 9.12   Term and Termination.
(a)   Term.   The State shall pay the Fiscal Agent all fees and payments provided for in the Fee Letter. This Agreement will have an initial term of five (5) years beginning on the Appointment Date, and will be renewable for two additional terms of five (5) years each at the discretion of the State.
(b)   Termination.   This Agreement may be terminated:
(i)   by the State, at any time, by providing the Fiscal Agent with a six (6) months prior written notice;
(ii)   by any party, upon a material breach of a representation, covenant or term of this Agreement by any other party, which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof.
(c)   Early Termination.   Notwithstanding anything herein to the contrary, should the State terminate this Agreement prior to the expiration of the Term, for any reason, the State shall pay to the Fiscal Agent (i) the fees and expenses incurred as of the termination date, (ii) conversion costs and expenses incurred by the Fiscal Agent’s compliance with Section 6.06, and (iii) a fixed amount mutually agreed by the parties in accordance with the Fee Letter, for each year remaining (pro-rated on a monthly basis for any period less than one year) from the termination date until the end of the Term, to be paid by the State in one (1) payment, upon demand by the Fiscal Agent but only after the full and successful completion of the transition of the Fiscal Agent’s services and duties, including conversion and transfer of all records and data, to the successor fiscal agent designated by the State. If the State does not provide notice of early termination within the time period referenced in Section 9.12(b), the Fiscal Agent shall make a good faith effort, but cannot guarantee, to convert the State’s records on the date requested by the State. The amount calculable pursuant to clause (iii) of this Section 9.12(c) shall not apply if this Agreement is terminated by the State pursuant to clause (ii) of Section 9.12(b).
Section 9.13   Assignment.   Neither this Agreement nor any rights or obligations hereunder may be assigned by the State or the Fiscal Agent without the written consent of the other.
Section 9.14   Successors.   All the covenants and provisions of this Agreement by or for the benefit of the State or the Fiscal Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

Section 9.15   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 9.16   Third Party Beneficiaries.   The provisions of this Agreement are intended to benefit only Fiscal Agent, the State and their respective permitted successors and assigns. No rights shall be granted to or may be inferred to be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.
Section 9.17   Survival.   All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.
Section 9.18   Priorities.   In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.
Section 9.19   No Strict Construction.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 9.20   Descriptive Headings; Section References.   Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Unless otherwise specified, Section references herein refer to the applicable Section or subsection of this Agreement.

IN WITNESS WHEREOF, the State has caused this Agreement to be signed in its behalf by its Accountant General and Senior Deputy Accountant General thereunto duly authorized, and the Fiscal Agent has caused this Agreement to be signed by its duly authorized officers.
Very truly yours,
STATE OF ISRAEL
By:
/s/ Yali Rothenberg

Name:
Yali Rothenberg

Title:
Accountant General

By:
/s/ Gil Cohen

Name:
Gil Cohen

Title:
Senior Deputy Accountant General

Accepted and agreed as of the date set forth above.
COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A.
On Behalf of Both Entities:
By:	/s/ Frank Madonna
	Name:	Frank Madonna
	Title:	President and Chief Executive Officer

Delegation to Computershare Trust Company of Canada
By signing below, Computershare Trust Company of Canada agrees that Computershare has delegated the responsibility for opening and holding the External Bank Accounts set forth in this Agreement to Computershare Trust Company of Canada, and that Computershare Trust Company of Canada agrees to such delegation and the assumption of all such responsibilities, in accordance with the terms and conditions of this Agreement. By signing below, the State consents to such delegation to Computershare Trust Company of Canada as set forth in Section 9.04(a) of this Agreement.
STATE OF ISRAEL
By:
/s/ Yali Rothenberg

Name:
Yali Rothenberg

Title:
Accountant General

By:
/s/ Gil Cohen

Name:
Gil Cohen

Title:
Senior Deputy Accountant General

COMPUTERSHARE TRUST COMPANY OF CANADA
By:	/s/ Toni De Luca
	Name:	Toni De Luca
	Title:	Executive Vice President, Corporate Trust Canada
By:	/s/ Alessandra Pansera
	Name:	Alessandra Pansera
	Title:	General Manager, Corporate Trust Canada

Schedule 1 Services and Technology Requirements
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Schedule 2 Form of Definitive Bonds

Schedule 3 Required Reports
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Schedule 4 Outstanding Bonds
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